                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /
Check the appropriate box:

/ /   Preliminary Proxy Statement        / /  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 4a-6(e) (2))
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            SILICON VALLEY RESEARCH
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/   $125 per Exchange Act Rules 0-11(c) (1) (ii), or 14a-6(i) (1), or 14a-6(i)
      (2) or Item 22(a) (2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i) (3).

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

/ /   Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

      (2)  Form, Schedule or Registration Statement No.:

           Definitive Proxy Material

      (3)  Filing Party:

           Registrant

      (4)  Date Filed:

                         SILICON VALLEY RESEARCH, INC.
                            6360 SAN IGNACIO AVENUE
                               SAN JOSE, CA 95119


                                                                  August 8, 1996
To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of SILICON VALLEY RESEARCH, INC. on Thursday, September 19, 1996, at the new corporate headquarters, 6360 San Ignacio Avenue, San Jose, California, at 3:00 p.m., Pacific Daylight Time.

     The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. Also enclosed is a copy of the 1996 SILICON VALLEY RESEARCH, INC. Annual Report, which includes audited financial statements and certain other information.

     It is important that you use this opportunity to take part in the affairs of SILICON VALLEY RESEARCH, INC. by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

     We look forward to seeing you at the meeting.



                                    Sincerely,



                                    Robert R. Anderson
                                    Chairman

Enclosures

                         SILICON VALLEY RESEARCH, INC.
                            6360 SAN IGNACIO AVENUE
                               SAN JOSE, CA 95119
                                 ______________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON THURSDAY, SEPTEMBER 19, 1996
                                 ______________

Dear Shareholders:

     You are invited to attend the Annual Meeting of Shareholders of SILICON VALLEY RESEARCH, INC. (the "Company"), which will be held at 3:00 p.m., Pacific Daylight Time, on Thursday, September 19, 1996, at the new corporate headquarters, 6360 San Ignacio Avenue, San Jose, California, for the following purposes:

          1. To elect seven directors of the Company to serve until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified or until their earlier resignation or removal.

          2. To approve an amendment to the Company's 1988 Stock Option Plan that increases the number of shares authorized to be issued thereunder from 1,745,976 to 2,745,976.

          3. To approve an amendment to the Company's 1993 Employee Stock Purchase Plan that increases the number of shares authorized to be issued thereunder from 350,000 to 650,000.

          4. To approve amendments to the Company's 1990 Directors' Stock Option Plan to (i) increase the number of shares for the initial grant, to nonemployee directors who own less than 1% of the total combined voting power of the Company from 15,000 shares to 20,000, (ii) increase the number of shares for the annual stock option grant to nonemployee directors who own less than 1% of the total combined voting power of the Company from 1,500 shares to 3,000, (iii) provide that each nonemployee director who owns less than 1% of the combined voting power of the Company, received an initial stock option grant under the Directors Plan prior to June 20, 1996 and is serving as a director at the time of shareholder approval of these amendments, shall be granted an additional option to purchase 5,000 shares pursuant to the Directors Plan, effective upon shareholder approval of these proposed amendments to the Directors Plan, and (iv) provide that each nonemployee director who owns less than 1% of the combined voting power of the Company, received an annual stock option grant under the Directors Plan prior to June 20, 1996 and is serving as a director at the time of shareholder approval of these proposed amendments shall be granted an additional option to purchase 1,500 shares pursuant to the Directors Plan, effective upon shareholder approval of these proposed amendments to the Directors Plan.

          5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Shareholders of record of the Company's Common Stock at the close of business on July 24, 1996 are entitled notice of, and to vote at, the meeting and any adjournment thereof.

                                    By Order of the Board of Directors



                                    Robert R. Anderson
                                    Chairman

San Jose, California
August 8, 1996

- --------------------------------------------------------------------------------
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.
- --------------------------------------------------------------------------------

                                PROXY STATEMENT

                                 AUGUST 8, 1996

     The accompanying proxy is solicited on behalf of the Board of Directors of SILICON VALLEY RESEARCH, INC., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on September 19, 1996, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is August 8, 1996, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

                              GENERAL INFORMATION

     Annual Report. An annual report for the fiscal year ended March 31, 1996 is enclosed with this Proxy Statement.

     Voting Securities. Only shareholders of record as of the close of business on July 24, 1996 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 11,403,542 shares of Common Stock of the Company issued and outstanding. Shareholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

     Shareholders have cumulative voting rights in the election of directors. Under the cumulative voting method, a shareholder may multiply the number of shares owned by the number of directors to be elected and cast this total number of votes for any one candidate or distribute the total number of votes in any proportion among as many candidates as the shareholder desires. A shareholder may not cumulate his or her votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and unless a shareholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate his or her votes. If any shareholder gives such notice, all shareholders may then cumulate their votes. Management is hereby soliciting discretionary authority to cumulate votes represented by proxies if cumulative voting is invoked.

     Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition, the Company will solicit shareholders by mail through its regular employees and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

     Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

     Stock Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information as of July 24, 1996, with respect to the beneficial ownership of the

Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the persons named in the Summary Compensation Table below and (iv) all executive officers and directors of the Company as a group.


Name and Address of Beneficial                             Amount and Nature of                   Percent
 Owner or Identity of Group                               Beneficial Ownership (1)                of Class
- ------------------------------                            ------------------------                --------
Roy L. Rogers (2) ..................................            828,379                             7.3%
    2800 Sand Hill Road, Suite 120
    Menlo Park, California 94025

J.F. Shea (3).......................................            786,001                             6.9%
    655 Brea Canyon Road
    Walnut, California 91789

Robert R. Anderson (4)..............................            764,338                             6.7%
    6360 San Ignacio Avenue
    San Jose, California 95119

Glenn E. Abood (5)..................................             88,325                             *

John L. Doyle.......................................             39,700                             *

Arthur E.B. Monk (6)................................             39,570                             *

Minoru Takagi (7)...................................             30,833                             *

Randall L. Smith (8)................................             21,345                             *

Thomas A. Sherby (9)................................              7,614                             *

Yoshio Nishi (10)...................................              6,562                             *

Benjamin Huberman...................................              5,000                             *

All executive officers and directors as a group
(15 persons) (11)...................................          1,897,730                             16.6%
- ----------
*    Less than 1%


(1) Unless otherwise indicated below, each person or entity named in the table has sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community party laws where applicable.

(2) Represents 283,333 shares held by R & W Ventures II (a limited partnership of which Roy L. Rogers serves as a general partner), 473,026 shares held by the Rogers Family Trust (of which Roy L. Rogers serves as trustee) and 15,000 shares held by the Roy L. Rogers IRA and 7,020 shares subject to options which are exercisable within 60 days of July 24, 1996.

(3) Includes 558,743 shares held by J.F. Shea Co. (of which Mr. Shea is Vice President) and 127,258 shares held by the E&M RP Trust (of which Mr. Shea is trustee). Also includes 100,000 shares subject to warrants exercisable within 60 days of July 24, 1996.

(4) Includes 450,956 shares held in trusts of which Mr. Anderson is trustee, including 380,956 shares held by the Robert R. and Sally E. Anderson Trust, 12,500 shares held by the Robert K. Anderson Trust, 12,500 shares held by the Sharon Davidson Trust, 35,000 shares held by the Timothy R. Anderson Trust and 10,000 shares held by the Steven Davidson Trust. Also includes 17,550 shares of which Mr. Anderson disclaims beneficial ownership, including 2,550 shares owned by Sharon Davidson and 15,000 shares owned by Steven Davidson, two of Mr. Anderson's children. Also includes 175,000 shares subject to warrants exercisable within 60 days of July 24, 1996 and 20,832 shares subject to options exercisable within 60 days of July 24, 1996.

(5) Includes 83,333 shares subject to options exercisable within 60 days of July 24, 1996.

(6) Includes 28,645 shares subject to options exercisable within 60 days of July 24, 1996.

(7) Includes 30,833 shares subject to options exercisable within 60 days of July 24, 1996.

(8) Includes 19,791 shares subject to options exercisable within 60 days of July 24, 1996.

(9) Includes 7,614 shares subject to options exercisable within 60 days of July 24, 1996.

(10) Includes 5,312 shares subject to options exercisable within 60 days of July 24, 1996.

(11) Includes 241,585 shares subject to options exercisable within 60 days of July 24, 1996 and 225,000 shares subject to warrants exercisable within 60 days of July 24, 1996.


                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's directors are elected annually to serve until the next annual meeting of shareholders and thereafter until their successors are elected and are qualified. The Bylaws of the Company authorize a flexible number of directors ranging from five to nine, currently fixed at seven.

     Unless otherwise directed by shareholders, the proxyholders will vote all shares represented by proxies held by them for the election of the following nominees, all of whom are now members of and constitute the Company's Board of Directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee and will vote for a substitute nominee for the office of director as the Board may recommend. If a quorum is present and voting, the seven nominees for director receiving the highest number of votes will be elected directors. Abstentions will be counted as present for purposes of determining if a quorum is present.


DIRECTORS/NOMINEES

     The names of the nominees to the Board and their respective ages are as follows:

Name                            Age   Director Since
- ----                            ---   --------------

Robert R. Anderson (1) (3)       58   January 1994
Glenn E. Abood                   35   July 1995
John L. Doyle                    64   February 1996

           Benjamin Huberman                58   October 1995
           Yoshio Nishi (3)                 56   April 1995
           Roy L. Rogers (1) (2)            61   January 1994
           Thomas A. Sherby (1) (2)         62   September 1994

__________________

(1)  Member of Audit Committee
(2)  Member of Compensation Committee
(3)  Member of Nominating Committee

     Mr. Anderson became Chairman of SVR in January 1994 and was Chief Executive Officer from April 1994 until July 1995 and was named Chief Financial Officer in September 1994. Mr. Anderson co-founded KLA Instruments Corporation ("KLA"), a supplier of equipment for semiconductor companies, in 1975. He served as Vice-Chairman of the Board of KLA from November 1991 to March 1994 and served as Chairman of the Board of KLA from May 1985 to November 1991. Prior to that, Mr. Anderson served as Chief Operating Officer and Chief Financial Officer of KLA for nine years. Mr. Anderson currently serves as a director of Applied Science & Technology Inc., a supplier of systems components for the semiconductor industry, and Tegal Corporation, a designer and manufacturer of etch systems.

     Mr. Abood joined SVR in May 1995 and was named President, Chief Executive Officer and a director in July 1995. Mr. Abood was employed by Zycad Corp., an electronic design automation company ("Zycad"), from July 1984 to July 1995 with his most recent positions as Vice President and General Manager of Zycad's New Jersey operations. Mr. Abood has over twelve years in the electronic design automation industry and has held positions in engineering, sales, marketing and management. Mr. Abood holds an MSEE from Worcester Polytechnic Institute.

     Mr. Doyle has been a director of SVR since February 1996. For the past five years, Mr. Doyle has been a consultant, having retired from Hewlett Packard Company in September 1991. Mr. Doyle's career with Hewlett Packard began in 1957 when he was hired as a manufacturing engineer and he retired as Executive Vice President, Business Development of Hewlett Packard in September 1991. In addition, between 1988 to 1991 Mr. Doyle served as Chairman of the Open Software Foundation which was formed to establish a standard operating environment for computer systems from various manufacturers. Mr. Doyle currently serves on the Boards of Analog Devices, Inc., XILINX, Inc., and DuPont Photomask, Inc.

     Mr. Huberman has been a director of SVR since October 1995. For the past five years, Mr. Huberman has been President of the Huberman Consulting Group in Washington, D.C. He has held numerous governmental positions, including Deputy Director of the White House Office of Science and Technology Policy. He is also a member of the Chief of Naval Operations' Executive Panel and has been Chairman of the Technical Advisory Panel to the U.S. Space Command. He currently serves on the boards of Zycad and Audre Recognition Systems, Inc., a developer of software which is used to convert documents into digital data.

     Dr. Nishi has been a director of SVR since April 1995. He has been Vice President and Director of Research and Development for Texas Instruments Incorporated, a manufacturer of high-tech operating units, since May 1995. For the prior nine years, he was director of ULSI Labs for Hewlett Packard. Dr. Nishi has been a Consulting Professor in the Department of Electrical Engineering at Stanford University since 1986. He currently serves as a director of KLA.

     Mr. Rogers has been a director of SVR since January 1994. For the last nine years, Mr. Rogers has served as a general partner of two venture capital limited partnerships, R & W Ventures I and R &W Ventures II. Previously, for a 15-year period, he held management positions in research, institutional sales and corporate finance at Hambrecht & Quist, an investment banking firm.

          Mr. Sherby has been a director of SVR since September 1994. He has served as the Chief Executive Officer and Chairman of the Board of Directors of Knights Technology, Inc. a supplier of prepackaged software since April 1989. He has over 20 years of management experience in the electronics and computer industries with Fairchild Semiconductor, Dataproducts Corp., a manufacturer of peripheral data processing equipment, and AT & T Global Information Solutions (formerly NCR Corporation), a manufacturer of computers and peripherals.

BOARD MEETINGS AND COMMITTEES

          The Board met five times during the fiscal year ended March 31, 1996. Each director attended at least 75% of the meetings of the Board and the Committees on which he served during such period, except Benjamin Huberman who was elected to the Board on October 17, 1995 and attended at least 50% of the meetings thereafter.

          Standing committees of the Board include an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee recommends engagement of the Company's independent accountants, reviews the scope of the audit, considers comments made by the independent accountants and reviews the non-audit services provided by the Company's independent accountants. The Audit Committee met one time during fiscal 1996. Robert R. Anderson, Thomas A. Sherby and Roy L. Rogers are the current members of the Audit Committee.

          The Compensation Committee reviews and sets the level of cash and other remuneration for the executive officers of the Company, subject to approval by the Board. The Compensation Committee met one time during fiscal 1996. Roy L. Rogers and Thomas A. Sherby are the current members of the Compensation Committee.

          The Nomination Committee searches for and selects new members to fill vacancies on the Board occurring between shareholder meetings and determines which candidates will be presented to the shareholders as nominees for election, subject to approval by the Board. The Nominating Committee met twice during fiscal 1996. Robert R. Anderson and Yoshio Nishi are the current members of the Nominating Committee. The Nominating Committee will consider nominees for director recommended by the shareholders of the Company to the Secretary at the corporate headquarters.


                                 PROPOSAL NO. 2

                      AMENDMENT TO 1988 STOCK OPTION PLAN

          The 1988 Stock Option Plan (the "1988 Plan") was adopted by the Board on May 16, 1988 and was approved by the Company's shareholders on August 23, 1988. The 1988 Plan initially provided for the issuance of options to purchase up to 300,000 shares of Common Stock, plus any shares that were or that became available for issuance under the Company's 1984 Employee Stock Option Plan which expired in August 1989. Options to purchase 375,976 shares became available for issuance under the former 1984 Employee Stock Option Plan. An amendment to the 1988 Plan to increase by 320,000 the number of shares reserved for issuance thereunder and to make certain changes required by the California Department of Corporations was approved by the Board on March 22, 1993 and by the Company's shareholders on August 26, 1993. An amendment to the 1988 Plan to increase by 250,000 the number of shares reserved for issuance thereunder was approved by the Board on May 16, 1994 and by the Company's shareholders on September 8, 1994. An amendment to the 1988 Plan to increase by 500,000 the number of shares reserved for issuance thereunder was approved by the Board on July 24, 1995 and by the Company's shareholders on September 6, 1995. Accordingly, a total of 1,745,976 shares have been reserved for issuance under the 1988 Plan and as of July 24, 1996 there were approximately 24,951 shares available for issuance.

          On May 15, 1996, the Board amended the 1988 Plan, subject to shareholder approval, to increase the number of shares authorized to be issued thereunder from 1,745,976 to 2,745,976. As of July 24, 1996, options to purchase 1,377,462 shares were outstanding under the 1988 Plan, with exercise prices ranging from $0.8750 to $8.8750 , a weighted average exercise price of $4.1100 and expiration dates ranging from October 1, 1997 to July 23, 2006, and 68 persons were eligible to participate in the 1988 Plan.

          A summary of the principal provisions of the 1988 Plan and the proposed amendments thereto is set forth below under "1988 Stock Option Plan."

          The Board of Directors now seeks shareholder approval of the amendment to the Company's 1988 Plan to increase the number of shares of the Company's Common Stock available for issuance thereunder by 1,000,000 shares from a total of 1,745,976 shares to a total of 2,745,976 shares. An increase in the number of shares reserved for issuance under the 1988 Plan is needed to enable the Company to continue to grant options to employees in accordance with its existing compensation policies. Management of the Company believes that the ability to grant options to employees is essential to the Company's ability to attract and retain highly qualified employees.

          Since each executive officer of the Company is eligible to participate in the 1988 Plan, each such officer has a personal interest in the proposed amendment to the 1988 Plan.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION.

          The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

          The Board of Directors believes that the proposed amendment to increase the share reserve of the 1988 Stock Option Plan is in the best interests of the shareholders and the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO INCREASE THE AGGREGATE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE 1988 PLAN BY 1,000,000 SHARES.


                                 PROPOSAL NO. 3

      APPROVAL OF THE AMENDMENT TO THE 1993 EMPLOYEE STOCK PURCHASE PLAN

          The 1993 Employee Stock Purchase Plan (the "Stock Purchase Plan") was approved by the Company's shareholders on August 26, 1993. A total of 100,000 shares of Common Stock was reserved for issuance under the Stock Purchase Plan. An Amendment to the Stock Purchase Plan to increase the number of shares of the Company's Common Stock available for issuance thereunder by 50,000 shares was approved by the Board on May 16, 1994 and by the Company's shareholders on September 8, 1994. On July 24, 1995 the Board approved an amendment to increase by 200,000 shares the number shares available for issuance under the Stock Purchase Plan. The shareholders approved this amendment on September 6, 1995.

          On May 15, 1996, the Board amended the Stock Purchase Plan, subject to shareholder approval, to increase the number of shares of the Company's Common Stock available for issuance thereunder by 300,000 shares from a total of shares of 350,000 shares to a total of 650,000 shares. As of July 24, 1996, 171,554 shares had been issued pursuant to the Stock Purchase Plan, and 68 employees were eligible to participate in the Stock Purchase Directors Plan.

     A summary of the principal provisions of the Stock Purchase Plan and the proposed amendment thereto is set forth below under "1993 Stock Purchase Plan."

     The Board of Directors now seeks shareholder approval of the amendment to the Company's Stock Purchase Plan to increase the number of shares of the Company's Common Stock available for issuance thereunder by 300,000 shares from a total of shares of 350,000 shares to a total of 650,000 shares. An increase in the number of shares reserved for issuance under the Stock Purchase Plan is needed to enable employees of the Company to continue to participate in the Stock Purchase Plan, and management of the Company believes that increasing the number of shares available thereunder is essential to the Company's ability to attract and retain highly qualified employees.

     Since each executive officer of the Company is eligible to participate in the Stock Purchase Plan, each such officer has a personal interest in the proposed amendment to the Stock Purchase Plan.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

     The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

     The Board of Directors believes that the proposed amendment to increase the share reserve of the 1993 Employee Stock Purchase Plan is in the best interests of the Shareholders and the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO INCREASE THE AGGREGATE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE STOCK PURCHASE PLAN BY 300,000 SHARES.


                                 PROPOSAL NO. 4

     APPROVAL OF THE AMENDMENT TO THE 1990 DIRECTORS' STOCK OPTION PLAN.

     The 1990 Directors' Stock Option Plan (the "Directors Plan") was adopted by the Board on May 14, 1990 and was approved by the Company's shareholders on July 10, 1990. A total of 75,000 shares of Common Stock has been reserved for issuance under the Directors Plan. To the extent that any outstanding option under the Directors Plan expires or terminates prior to exercise in full, the shares of Common Stock for which such option is not exercised become available for future grants under the Directors Plan. On January 23, 1995 and July 24, 1995, the Board amended the Directors Plan to (i) increase the number of shares of the Company's Common Stock issuable under the Directors Plan from 75,000 to 125,000, (ii) eliminate the 12,500 share limit on the number of shares which may be granted to a director under the Directors Plan, (iii) provide for the automatic grant of options to non-employee directors of the Company, and (iv) provide that options granted under the Directors Plan (including currently outstanding options) will become immediately exercisable and fully vested in the event of certain transfer of control transactions. The shareholders approved these amendments on September 6, 1995.

          On June 20, 1996, the Board amended the Directors Plan, subject to shareholder approval, to (i) increase the number of shares for the initial stock option grant to nonemployee directors who own less than 1% of the total combined voting power of the Company from 15,000 shares to 20,000, (ii) increase the number of shares for the annual stock option grant to nonemployee directors who own less than 1% of the total combined voting power of the Company from 1,500 shares to 3,000, (iii) provide that each nonemployee director who owns less than 1% of the combined voting power of the Company and who received an initial stock option grant under the Directors Plan prior to June 20, 1996 and is serving as a director at the time of shareholder approval of these amendments, shall be granted an additional option to purchase 1,500 shares pursuant to the Directors Plan, effective upon shareholder approval of these proposed amendments to the Directors Plan. As of July 24, 1996, options to purchase 89,500 shares were outstanding under the Directors Plan, with exercise prices ranging from $ 0.8750 to $8.2500, a weighted average exercise price of $3.8418, and expiration dates ranging from January 24, 2000 to April 1, 2006.

          A summary of the principal provisions of the Directors Plan and the proposed amendments thereto is set forth below under "1990 Directors' Stock Option Plan."

          The Board of Directors now seeks shareholder approval of the amendments to the Company's Directors Plan to (i) increase the number of shares for the initial stock option grant to nonemployee directors who own less than 1% of the total combined voting power of the Company from 15,000 shares to 20,000,
(ii) increase the number of shares for the annual stock option grant to nonemployee directors who own less than 1% of the total combined voting power of the Company from 1,500 shares to 3,000, (iii) provide that each nonemployee director who owns less than 1% of the combined voting power of the Company and who received an initial stock option grant under the Directors Plan prior to June 20, 1996 and is serving as a director at the time of shareholder approval of these amendments, shall be granted an additional option to purchase 5,000 shares pursuant to the Directors Plan, effective upon shareholder approval of these proposed amendments to the Directors Plan, and (iv) to provide that each nonemployee director who owns less than 1% of the combined voting power of the Company, who received an annual stock option grant under the Directors Plan prior to June 20, 1996 and who is serving as a director at the time of shareholder approval of these proposed amendments shall be granted an additional option to purchase 1,500 shares pursuant to the Directors Plan, effective upon shareholder approval of these proposed amendments to the Directors Plan. Management of the Company believes that approval of the amendments is in the best interests of the Company and its shareholders because adoption of the amendments will enable the Company to attract and retain qualified persons to serve as non-employee directors of the Company.

          Since each director of the Company is eligible to participate in the Directors Plan, each such director has a personal interest in the proposed amendment to the Directors Plan.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

          The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

          The Board of Directors believes that the proposed amendments to the 1990 Directors' Stock Option Plan are in the best interests of the shareholders and the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO (I) INCREASE THE NUMBER OF SHARES FOR THE INITIAL STOCK OPTION GRANT TO NONEMPLOYEE DIRECTORS WHO OWN LESS THAN 1% OF THE TOTAL COMBINED VOTING POWER OF THE COMPANY FROM 15,000 SHARES TO 20,000, (II) INCREASE THE NUMBER OF SHARES FOR THE ANNUAL STOCK OPTION GRANT TO NONEMPLOYEE DIRECTORS WHO OWN LESS THAN 1% OF THE TOTAL COMBINED VOTING POWER OF THE COMPANY, FROM 1,500 SHARES TO 3,000, (III) PROVIDE THAT EACH NONEMPLOYEE DIRECTOR WHO OWNS LESS THAN 1% OF THE

TOTAL COMBINED VOTING POWER OF THE COMPANY FROM 15,000 SHARES TO 20,000, (ii) INCREASE THE NUMBER OF SHARES FOR THE ANNUAL STOCK OPTION GRANT TO NONEMPLOYEE DIRECTORS WHO OWN LESS THAN 1% OF THE TOTAL COMBINED VOTING POWER OF THE COMPANY, FROM 1,500 SHARES TO 3,000, (iii) PROVIDE THAT EACH NONEMPLOYEE DIRECTOR WHO OWNS LESS THAN 1% OF THE COMBINED VOTING POWER OF THE COMPANY, RECEIVED AN INITIAL STOCK OPTION GRANT UNDER THE DIRECTORS PLAN PRIOR TO JUNE 20, 1996 AND IS SERVING AS A DIRECTOR AT THE TIME OF SHAREHOLDER APPROVAL OF THESE AMENDMENTS, SHALL BE GRANTED AN ADDITIONAL OPTION TO PURCHASE 5,000 SHARES PURSUANT TO THE DIRECTORS PLAN, AND (iv) TO PROVIDE THAT EACH NONEMPLOYEE DIRECTOR WHO OWNS LESS THAN 1% OF THE COMBINED VOTING POWER OF THE COMPANY, RECEIVED AN ANNUAL STOCK OPTION GRANT UNDER THE DIRECTORS PLAN PRIOR TO JUNE 20, 1996 AND IS SERVING AS A DIRECTOR AT THE TIME OF SHAREHOLDER APPROVAL OF THESE PROPOSED AMENDMENTS SHALL BE GRANTED AN ADDITIONAL OPTION TO PURCHASE 1,500 SHARES PURSUANT TO THE DIRECTORS PLAN.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

          The following table sets forth information concerning the compensation paid to the two persons who served as the Company's Chief Executive Officer during fiscal 1996 and the three other executive officers whose total salary and bonus exceeded $100,000 for fiscal 1996, for services in all capacities to the Company during fiscal 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE


                                                         ANNUAL                    LONG-TERM
                                                      COMPENSATION                COMPENSATION
                                          -----------------------------------     ------------
                                                                                                   ALL OTHER
                                          FISCAL      SALARY           BONUS        OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION                YEAR         ($)           ($) (1)         (#)           ($) (2)
- ---------------------------                ----         ---           -------         ---           -------
Glenn E. Abood                             1996       131,415          51,701       250,000         31,408
  Chief Executive Officer (3)              1995             -               -             -              -
                                           1994             -               -             -              -

Robert R. Anderson                         1996        85,322          85,803        40,000              0
  Chairman, Chief Executive Officer        1995         2,000               0             0             (5)
  and Chief Financial Officer (4)          1994             -               -             -              -

Minoru Takagi                              1996       260,047(6)            0        20,000              0
  Vice President                           1995       271,930(7)            0        12,500              0
                                           1994       226,215(8)            0        20,000              0

Arthur E.B. Monk                           1996       121,501          45,303        16,000          9,326
  Vice President of Marketing              1995        83,689          10,000        50,000          6,248
  and Corporate Development (9)            1994             -               -             -              -

Randall L. Smith                           1996       115,000          35,617         5,000         16,971
  Vice President of Product                1995        17,029               -        50,000          4,665
  Marketing (10)                           1994             -               -             -              -

- ----------------------

(1) The CEOs and other Executive Officers participate in a Bonus Plan known as the "Management By Objectives" ("MBO") plan. Under this plan bonuses are paid to officers quarterly based in part on the officer achieving predetermined goals and in part on the profitability of the Company.

(2) Other Compensation paid to the CEOs and other executive officers comprise moving expenses, car allowance, and insurance premiums. Amounts paid to Mr. Abood were for moving expenses and car allowances. Amounts paid to Mr. Monk were for car allowances. Amounts paid to Mr. Smith were for car allowances and insurance premiums.

(3)   Mr. Abood became Chief Executive Officer of the Company in July 1995.

(4) Mr. Anderson, who is Chairman of the Board, served as Chief Executive Officer from April 1994 until July 1995 and Chief Financial Officer from September 1994 to February 1996.

(5) The Company issued to Mr. Anderson 125,000 warrants of Common Stock in January 1994 at an exercise price of $0.88 per share which was fair market value at the date of issuance. The Company issued to Mr. Anderson 50,000 warrants of Common Stock in September 1994 at an exercise price of $1.50 per share which was fair market value at the date of issuance.

(6) Represents a base salary of $211,449 and commissions in the amount of $48,598.

(7) Represents a base salary of $197,348 and commissions in the amount of $74,582.

(8) Represents a base salary of $181,852 and commissions in the amount of $44,363.

(9) Mr. Monk joined SVR as Vice President of Marketing in July 1994, was named Vice President of Corporate Development in February 1995 and was named Vice President of Marketing and Corporate Development in April 1996.

(10) Mr. Smith joined SVR as Vice President of Marketing in February 1995 and was named Vice President of Product Marketing in April 1996.

      The following table sets forth certain information regarding individual grants of stock options pursuant to the Company's 1988 Stock Option Plan during fiscal 1996 to each of the persons named in the Summary Compensation Table above.

                         OPTION GRANTS IN FISCAL 1996


                                                                                           POTENTIAL REALIZED VALUE AT
                                         PERCENT OF                                       ASSUMED ANNUAL RATES OF STOCK
                          OPTIONS       TOTAL OPTIONS                                     PRICE APPRECIATION FOR OPTION
                          GRANTED        GRANTED TO       EXERCISE                                  TERM (1)
                          (SHARES)      EMPLOYEES IN        PRICE           EXPIRATION              --------
                           (#)(2)       FISCAL 1996       ($/SH)(3)          DATE (4)             5%           10%
                           ------       -----------       ---------          --------             --           ---
Glenn E. Abood            250,000          28%             3.1250            5/10/05           $488,750    $1,246,250

Robert R. Anderson         40,000           5%             3.4376            4/03/05             86,496       219,296

Minoru Takagi              12,500           1%             3.4376            4/03/05             27,030        68,530
                            7,500           1%             4.7500            2/27/06             22,425        56,925

Arthur E.B. Monk            5,000           1%             5.0000            6/01/05             15,750        39,950
                            5,000           1%             4.7850            2/13/06             15,025        38,175
                            6,000           1%             4.7500            2/27/06             17,940        45,540

Randall L. Smith            5,000           1%             4.7500            2/27/06             14,950        37,950

- -----------------

(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock, overall market conditions and the individual option holder's continued employment through the vesting period.

(2) Unless otherwise indicated, all options were granted under the Company's 1988 Stock Option Plan. Options become exercisable as the underlying shares. Generally, 25% of the shares subject to an option vest one year after the date of grant, and the remaining shares vest in equal monthly installments over the following three years. The Board retains discretion to modify the terms (including the price) of outstanding options granted under the 1988 Stock Option Plan. See also "Change-in-Control Arrangements."

(3) All of these options have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

(4) The expiration date is the earlier to occur of six years after the options have become fully vested or ten years after the date of grant. These options vest over four years, 25% the first year, plus 1/48 per month over the next three years.

          The following table sets forth certain information concerning the number and value at March 31, 1996 of unexercised options held by each of the persons named in the Summary Compensation Table.


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                                    NUMBER OF SECURITIES             VALUE OF UNEXERCISED IN-THE-
                                                                   UNDERLYING UNEXERCISED                 MONEY OPTIONS AT
                                                                OPTIONS AT FISCAL YEAR END(#)          FISCAL YEAR END ($)(1)
                                                                -----------------------------         ---------------------------
                                SHARES
                             ACQUIRED ON          VALUE
NAME                         EXERCISE (#)      REALIZED ($)     EXERCISABLE      UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
- ----                         ------------      ------------     -----------      -------------       -----------      -------------

Glenn E. Abood                    0                 -                0           250,000                     0        359,375.00

Robert R. Anderson                0                 -            5,416            44,584             19,971.50         61,899.50

Minoru Takagi                52,500            193,781          22,759            33,491             70,409.41         58,667.46

Arthur E.B. Monk                  0                 -           20,833            45,167             53,384.56         74,740.44

Randall L. Smith                  0                 -           13,541            41,459             10,154.40         27,340.60
- -------------------

(1) These amounts represent the difference between the exercise price of the stock options and the average of the high and low market price of the Company's Common Stock on March 29, 1996 (the last day of trading for the fiscal year ended March 31, 1996) for all options exercisable by each named executive officer whether vested or unvested. The average of the high and low market price as of March 29, 1996 was $4.5625.

DIRECTOR COMPENSATION

     Mr. Anderson received $171,125 for serving as an officer and no fee for serving as a director. Mr. Anderson received warrants/options as set forth below under "Certain Transactions". Mr. Abood received $214,524 for serving as an officer and no fee for serving as a director. Mr. Abood received options as set forth below "Employment Agreements and Change-in-Control Arrangements". Officer Directors (defined below) receive no fee for serving as directors. Effective April 1, 1995, Investor Directors (as defined below) are paid a retainer of $6,000 per year, $500 for each Board meeting attended and $250 for each Committee meeting attended; and Outside Directors (as defined below) are paid a retainer of $8,000 per year, $1,000 for each Board Meeting attended and $500 for each Committee meeting attended. Each of the Company's non-employee directors is eligible to receive options under the Company's 1990 Directors' Stock Option Plan, the terms of which are described below under "1990 Directors' Stock
Option Plan."

CERTAIN TRANSACTIONS

     In January 1994, the Company issued to Robert R. Anderson, for $25,000, a warrant to purchase 125,000 shares of the Company's Common Stock at $0.88 per share. This warrant expires on January 20, 1999.

     The subordinated debt which was issued in September 1994, under an agreement with certain investors, required quarterly payments of interest at 7 1/2% and was subordinated to all indebtedness of the Company to banks, insurance companies, factors or other lending or financial institutions regularly engaged in the business of lending money, and was due in September 1996. One of the investors was a 5% shareholder, J.F. Shea, and two were directors, Robert R. Anderson and Roy L. Rogers, of the Company. The investors also purchased warrants for $52,000 in cash entitling them to purchase 258,333 shares of unregistered Common Stock of the Company at a price of $1.50 per share at any time prior to September 1, 1999. This subordinated debt was paid in full by the Company in February 1996.

     On June 6, 1995, the Company entered into a Stock Purchase Agreement with a limited group of existing and new accredited investors. One of the investors is a 5% shareholder, J.F. Shea, who held more than 5% of the Company's outstanding common stock and participated in the offering. Under the terms of the Agreement, the Company sold 1,172,000 newly issued, unregistered shares of the Company's Common Stock in exchange for $2,860 in cash (cost of issuance amounted to approximately $25). No officers or directors participated in the offering. The holders may request the Company to effect a registration of the securities at anytime.

     On February 13, 1996 the Company closed on a public offering selling 2 million shares of common stock for $9.4 million. Two 5% shareholders purchased stock in this offering. Roy L. Rogers, a director of the Company, purchased 40,000 shares for the Rogers Family Trust. Robert R. Anderson, an officer and director of the Company, purchased 20,000 for the Anderson Family Trust and 10,000 shares for the Timothy R. Anderson Trust.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     Under the Company's 1988 Stock Option Plan, in the event of a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation, a transaction or series of transactions in which 50% or more of the then outstanding voting stock is sold or otherwise transferred to a single transferee or group of related transferees, or the sale of all or substantially all of the assets of the Company, any or all outstanding options may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all optionees. In the alternative, the successor corporation may substitute equivalent options or provide substantially similar consideration to optionees as was provided to shareholders (after taking into account the existing provisions of the options). The successor corporation may also issue, in place of outstanding shares of the Company held by the optionee, substantially similar shares or other property subject to repurchase restrictions no less favorable to the optionee.

     Under the Company's Directors Plan, in the event of a Transfer of Control (as defined in the Directors Plan) of the Company, any unexercisable or unvested portion of outstanding options will be immediately exercisable and vested in full as of the date 10 days prior to the date of the Transfer of Control. In addition, the Board of Directors of the Company, in its sole discretion, may arrange for the acquiring corporation to either assume the Company's rights and obligations under outstanding options or substitute substantially equivalent options for the acquiring corporation's stock for outstanding options. Any options which are neither assumed or substituted by the acquiring corporation in connection with the Transfer of Control nor exercised as of the date of the Transfer of Control will terminate and cease to be outstanding as of the date of the Transfer of Control.

     The Company has entered into an employment agreement with its President and Chief Executive Officer, Glenn Abood, pursuant to which Mr. Abood is entitled to an annual salary of $175,008, participation in the Company's employee benefit Plans and annual incentive compensation payments for the 1996 fiscal year of between 40% and 60% of his base salary, prorated for the period of employment during the fiscal year. The agreement further provides that Mr. Abood is entitled to an annual incentive compensation payment of between 50% and 75% of his base salary for fiscal 1997. Annual incentive compensation payments are payable if the Company achieves certain earnings goals for the fiscal year and if Mr. Abood achieves management and performance objectives established by the Company's Compensation Committee. Pursuant to the agreement the Company has advanced Mr. Abood $100,000 as a three year forgivable loan bearing interest at 5.9% per annum (one third of the principal and all accrued interest on such loan will be forgiven annually beginning on the first anniversary of the loan, October 15, 1996). Additionally, the contract provides for approximately $32,000 in reimbursement of relocation expenses. Pursuant to the agreement, Mr. Abood was granted an option to purchase 250,000 shares of the Company's Common Stock at the fair market value on date of grant, vesting 25% at the end of Mr. Abood's first year of employment and thereafter at 2.083% per month. The agreement provides that Mr. Abood will receive stock option grants to purchase 50,000 shares at the fair market value on the date of grant on each of the first and second anniversaries of Mr. Abood's employment with the Company, with the same vesting provisions as described above. On April 8, 1996 the Compensation Committee of the Board of Directors granted Mr. Abood a stock option for 100,000 shares pursuant to Mr. Abood's employment contract.

     If Mr. Abood's employment is terminated by the Company other than following a change of control or for cause, Mr. Abood is entitled to receive monthly severance payments at his final salary rate for the greater of six months or the remainder of the term of the agreement. In the event that Mr. Abood is terminated other than for cause (as defined in the agreement), prior to the last day of fiscal 1996 or 1997, Mr. Abood is entitled to a prorated payment of the applicable incentive compensation payment if the Board determines in good faith that the objectives and the applicable earnings goals have been met. In the event of a change of control (as defined in the agreement), Mr. Abood will be entitled to one year acceleration of vesting in stock options granted at the time of the change of control, and in the event of termination of Mr. Abood's employment within one year after a change of control, Mr. Abood is entitled to continuation of his final salary for the twelve month period following termination and an additional one year of acceleration of vesting of the stock options then held by Mr. Abood.

INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's Board of Directors approved a change in the Company's independent accountants for the fiscal year ending March 31, 1996, from Coopers & Lybrand L.L.P. to Price Waterhouse LLP on March 29, 1996, based on the recommendation of the Audit Committee of the Board of Directors. The former accountants neither resigned nor declined to stand for reelection. The Registrant's Audit Committee and Board of Directors determined that sound business practice suggested that it would be appropriate to consider periodically whether the Registrant would be able to reduce its overall accounting costs, while maintaining or enhancing the efficiency of the audit process, by seeking competitive proposals on its accounting work. After reviewing the proposals received (including a fee quote from its former accountants), the Audit Committee recommended to the full Board that the Registrant change accounting firms.

     The report of Coopers & Lybrand L.L.P. on the Company's financial statements for the fiscal year ended March 31, 1994, contained no adverse opinion; or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The report of Coopers & Lybrand L.L.P. on the Company's financial statements for the fiscal year ended March 31, 1995 contained an explanatory paragraph regarding the uncertainty as to the outcome of litigation in which the Company was defendant alleging unfair competition and breach of contract. During the fiscal years ended March 31, 1994, and March 31, 1995, and the interim period from April 1, 1995 through March 29, 1996 there were no disagreements between the Company and Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Coopers & Lybrand L.L.P. would have caused it to make reference to the subject matter of the disagreement in connection with its report. No "reportable event" described in Item 304 of Regulation S-B (during such period of time the Company was a small business issuer reporting under Regulation S-B) has occurred within the Company's fiscal years ending March 31, 1994, or March 31, 1995, or the period from April 1, 1995 through March 29, 1996.

     The Company did not consult with Price Waterhouse LLP during the fiscal years ended March 31, 1994 and March 31, 1995, and the period from April 1, 1995 through March 29, 1996, on any matter which was the subject of any disagreement or any reportable event or on the application of accounting principals to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

     Members of the firm of Price Waterhouse LLP, the Company's principal accountant for the current fiscal year, and for the most recently completed fiscal year, are invited to the shareholders' meeting and are expected to attend. They will have an opportunity, if they so desire, to make a statement and will be available to respond to appropriate questions, if any there be.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all reports they file under Section 16(a).

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representation that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with during the fiscal year ended March 31, 1996, except that Mr. Anderson failed to timely file a Schedule 13D and required amendments; the required
Schedule 13D was subsequently filed. Mr. Anderson has potential liability under the Securities Exchange Act of 1934, as amended, for the failure to timely file such Schedule 13D. Mr. Abood failed to file a timely Form 5.


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee (The "Committee") of the Board of Directors is comprised of two nonemployee directors; Roy L. Rogers and Thomas A. Sherby.

COMPENSATION COMMITTEE POLICY

     The Committee establishes base salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers of the Company at, or about, the beginning of each fiscal year. The Committee acts on behalf of the Board of Directors to establish the general compensation policy of the company for all executive officers of the Company. The Committee administers the equity incentive plans, including the Company's 1988 Stock Option Plan and the "Management By Objectives" Bonus Plan (The "Bonus Plan") for executive officers. The Committee believes that the compensation of the CEO and the other executive officers should be commensurate with Company performance and the individual executive's performance. The Committee also believes that such compensation should be competitive with the compensation executive officers receive at similar companies for similar services. In this way, the Company will be able to attract and retain competent executive talent. Consistent with this, a designated portion of the compensation of each executive officer is contingent upon corporate performance and the executive's performance and the executive's performance against personal performance objectives. Equity incentives for executive officers are provided through the granting of stock options under the Company's 1988 Stock Option Plan. During the formal Committee meetings in fiscal year 1996, all discussions regarding compensation of the then CEO, Robert R. Anderson, were held without his attendance. None of the other executive officers of the Company were present during the discussions regarding their compensation. Glenn E. Abood became Chief Executive Officer of the Company in July 1995, subsequent to the meeting of the Committee for fiscal year 1996. Mr. Abood's employment terms were negotiated on an arms-length basis by Mr. Anderson on behalf of the Board of Directors and were approved by the Compensation Committee.

     In determining the executive officers' salaries, incentive compensation, and stock option grants, the Committee makes reference to the Radford Survey of competitive salaries in the technology sector for similar positions, informal surveys and inquiries, which may be conducted by the Company from time to time, and the Committee members' own knowledge and familiarity with competitive compensation rates of executive officers within the electronics industry.

     In preparing the performance graph for this Proxy Statement, The Company has selected the Standard & Poors' High Technology Composite Index (The "S&P High Technology Index"). The companies that the Company included in its stratified salary surveys are not necessarily those included in the indices, as such companies may not be competitive with the Company for executive talent.


FISCAL YEAR 1996 EXECUTIVE COMPENSATION

     Base Salary. The base salaries of the executive officers for fiscal year 1996 were set by the Committee in April of 1995. The Committee set these salaries on the basis of personal performance and the levels it believes are comparable with other companies that compete for similar executive talent and intends to compensate executive officers at the middle of the range of employees of similar rank. The executive officers also qualify for and enjoy the standard benefits that are available to full-time employees of the Company including participation in a 401(k) plan.

     Bonus Plan. This plan was established, and is administered, to encourage personal performance and enhance overall company performance. One half of the bonuses paid to executive officers is paid quarterly and is contingent upon each officer achieving his or her individual predetermined quarterly goals. The quarterly goals for the executive officers are set by the CEO. Pursuant to the CEO's employment agreement, the CEO's quarterly goals are set by the Committee. The other half of the bonus is paid annually and is based on the Company's profit and revenue goals (one half of which is based on achievement of the annual revenue goal and one half of which is based on achievement of the annual profit goal). The maximum potential bonus payment for each executive officer who is a vice president is up to 35% (25% for executive officers who are not vice presidents) of his or her annual base salary if all goals are achieved and lower amounts are payable for partial achievement of goals. This plan was in effect throughout fiscal year 1996 and bonuses were paid to all executive officers except the Vice President of Sales who does not participate in this plan but participates in an incentive-driven commission plan not administered by the Committee. The Committee believes that the Company's bonus plan is instrumental in encouraging top performance from its executive officers.

     Stock Options. Stock options are granted to executive offices when they first join the Company, in connection with a significant increase in responsibility, or to attain equality with a peer group. The Committee may grant additional stock options to executive offices to continue to retain such executives and provide incentives. The size of the option grants are determined based on expected future performance, existing options held by each optionee and other employees of similar rank and past performance. Generally stock options become exercisable as they vest at a price that is equal to the fair market value of the Company's common stock on the date of grant. Generally, stock options vest over a four-year period and are contingent on the continued employment of the executive officer with the Company. At the beginning of fiscal year 1996, the Committee granted incentive stock options to six then executive officers. During fiscal year 1996, the Committee granted stock options to two new executive officers as an incentive to join the Company; and stock options were granted to two employees who were promoted to executive officers. Additional stock options were granted by the Committee during fiscal year 1996 as incentives to eight executive officers. CEO, Glenn E. Abood, was granted stock options pursuant to the terms of his employment agreement when he became CEO in July 1995.


FISCAL YEAR 1996 CEO COMPENSATION

     Compensation for the CEO is determined through a process similar to that discussed above for executive officers.

     In April 1995, the Committee established a base salary for then President and CEO, Robert R. Anderson. The Committee's decision was made primarily on the basis of Mr. Anderson's performance of his duties and with reference to competitive salaries for similar positions.

     Glenn E. Abood became the President and CEO of the Company in July 1995. The Company and Mr. Abood have entered into an employment agreement following arms-length negotiations. Under this agreement, Mr. Abood is entitled to an annual salary, participation in the Company's employee benefit plans, and annual incentive compensation payments for the 1996 fiscal year (prorated) and for the 1997 fiscal year. Under the agreement, amounts paid to Mr. Abood as incentive compensation for the 1996 fiscal year were predicated on achieving certain earnings goals for the fiscal year 1996 as well as quarterly objectives set by the Committee all related to achieving profit and revenue goals. The full targeted earnings figure for fiscal year 1996 was not achieved. However, Mr. Abood received a prorated bonus for the figure attained for fiscal year 1996 as well as the achievement of objectives set by the Committee that were related to achieving profit and revenue goals. Amounts paid to Mr. Abood as incentive compensation for the 1997 fiscal year will similarly be based on the Company achieving certain earnings goals for the fiscal year 1997 as well as objectives set by the Committee related to achieving those earnings goals. Pursuant to this employment agreement, Mr. Abood was also granted stock options. Mr. Abood will be granted additional stock options on each of the first and second anniversaries of Mr. Abood's employment with the Company. See "Employment Agreements and Change-in-Control Agreements" for a description of the terms of Mr. Abood's employment agreement.

TAX LIMITATION

     Section 162(m) of the Internal Revenue Code limits deductions for compensation paid to certain executive officers to the extent that such compensation exceeds $1 million per officer in any year. An exemption from the Section 162(m) limit exists for "performance-based" compensation. Compensation recognized by an executive officer when he or she exercises an outstanding option under the 1988 Stock Option Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the Section 162(m) $1 million limitation. The Company did not pay any nondeductible compensation to any of its executive officers in fiscal year 1996. Since it is not expected that the cash compensation to be paid to the Company's executive officers for fiscal year 1997 will exceed the $1 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million upper limit.


                                    Compensation Committee

                                    Roy L. Rogers

                                    Thomas A. Sherby


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors was formed on January 23, 1995. The members of the Compensation Committee are Mr. Rogers and Mr. Sherby. Neither of these persons was at any time during fiscal year 1996, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee, except that Mr. Anderson serves as a member of the Board of Directors of Knights Technology, Inc., a privately held company, which Mr. Sherby serves as CEO and Chairman.


PERFORMANCE MEASUREMENT COMPARISON

     The following graph shows the total shareholder return of an investment of $100 in cash on March 31, 1991 for (i) the Company's Common Stock, (ii) the Standard & Poor's 500 Composite Index (the "S&P 500") and (iii) the S&P High Technology Index (the "S&P HTC"). All values assume reinvestment of the full amount of all dividends and are calculated as of March 31 of each year:


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
             AMONG SILICON VALLEY RESEARCH, INC. THE S&P 500 INDEX
                     AND THE S&P HIGH TECH COMPOSITE INDEX

 Measurement Period         Silicon Valley                               S&P High Tech
(Fiscal Year Covered)       Research, Inc.        S&P 500                  Composite
          3/91                 $100                 $100                      $100
          3/92                   90                  111                       102
          3/93                  119                  128                       112
          3/94                   58                  130                       132
          3/95                  177                  150                       167
          3/96                  238                  198                       226

*ASSUMES $100 INVESTED ON MARCH 31 1991 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF DIVIDENDS, FISCAL YEAR ENDING MARCH 31.


CHANGES TO BENEFIT DIRECTORS PLANS

  The Company has proposed amendments to the Directors Plan to (i) increase the number of shares for the initial stock option grant to nonemployee directors who own less than 1% of the total combined voting power of the Company from 15,000 shares to 20,000, (ii) increase the number of shares for the annual stock option grant to nonemployee directors who own less than 1% of the total combined voting power of the Company from 1,500 shares to 3,000, (iii) provide that each nonemployee director who owns less than 1% of the combined voting power of the Company and who received an initial stock option grant under the Directors Plan prior to June 20, 1996 and is serving as a director at the time of shareholder approval of these amendments, shall be granted an additional option to purchase 5,000 shares pursuant to the Directors Plan, and (iv) provide that each nonemployee director who owns less than 1% of the combined voting power of the Company, received an annual stock option grant under the Directors Plan prior to June 20, 1996 and is serving as a director at the time of shareholder approval of these proposed amendments shall be granted an additional option to purchase 1,500 shares pursuant to the Directors Plan. If the proposed amendments to the Directors Plan are approved by the Company's shareholders, each nonemployee director who own less than 1% of the combined voting power of the company, who received an initial stock option grant under the Directors Plan prior to June 20, 1996, and who is serving as a director at the time of shareholder approval of the amendments, shall be granted on additional option to purchase 5,000 shares pursuant to the Directors Plan. The directors so affected would be Benjamin Huberman, John L. Doyle, Yoshio Nishi and Thomas A. Sherby. Further, if the proposed amendments to the Directors Plan are approved by the Company's shareholders, each nonemployee director who owns less than 1% of the combined voting power of the Company, who received an annual stock option grant under the Directors Plan prior to the shareholder meeting, and who is serving as a director at the time of shareholder approval of the amendments, shall be granted an additional option to purchase 1,500 shares pursuant to the Directors Plan. The following tables sets forth the options that will be immediately granted under the Directors Plan to directors who are not executive officers as a group if amendments to the Directors Plan are approved as proposed. Employee directors are not eligible to participate in the Directors Plan.

  The Company has also proposed an amendment to increase the number of shares available for issuance under the Company's Stock Purchase Plan. The following table sets forth purchases of shares under the Stock Purchase Plan during the fiscal year ended March 31, 1996 by (1) the Company's executive officers listed in the Summary Compensation Table above; (2) all other executive officers as a group; (3) all outside directors as a group; and (4) all employees as a group. Non-employee directors are not eligible to participate in the Stock Purchase Directors Plan. Purchases of stock under the Stock Purchase Directors Plan are made at the discretion of participants. Accordingly, future purchases under the Stock Purchase Directors Plan are not determinable.


                               NEW PLAN BENEFITS

                                               1990 DIRECTORS'                          1993 EMPLOYEE
                                            STOCK OPTION PLAN (1)                 STOCK PURCHASE PLAN (2)
                                         ---------------------------           -----------------------------
                                         EXERCISE PRICE    NUMBER OF           PURCHASE PRICE      NUMBER OF
NAME AND PRINCIPAL POSITION              PER SHARE (3)      SHARES               PER SHARE          SHARES
- ---------------------------              --------------    ---------           --------------      ---------
Glenn E. Abood                                 -                 0             $3.51 - 5.95        323
     Chief Executive Officer
     and President


Robert R. Anderson                       -                      0                  0                   0
  Chairman

Minoru Takagi                            -                      0                  0                   0
  Vice President

Arthur E.B. Monk                         -                      0                  0                   0
  Vice President of Marketing
  and Corporate Development

Randall L. Smith                         -                      0              $2.66               1,146
   Vice President of Product
   Marketing

All Other Executive Officers             -                      0              $2.66 - 2.71        7,706
  as a group (2 persons)

All Outside Directors as a               -                 26,000                  0                   0
  group (5 persons)

All Non-Executive Officer
  Employees as a group                   -                      0              $2.66 - 5.95       64,531
- -------------------

(1) Only non-employee directors of the Company are eligible to participate in the Directors Plan.

(2) Only employees of the Company are eligible to participate in the Stock Purchase Plan.

(3) Exercise prices per share will be based upon fair market value at the date of grant.

(4) Represents automatic grants of options for 5,000 shares which will be granted to four Outside Directors on the first day after the shareholders meeting and four automatic grants of 1500 shares each to four Outside Directors. It does not include the grants of any options contained in the amendments as proposed herein for shareholder approval.

                            1988 STOCK OPTION PLAN

          Set forth below is a summary of the principal features of the 1988 Plan, which summary is qualified in its entirety by reference to the terms and conditions of the 1988 Plan. The Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail, a copy of the 1988 Plan. Any such request should be delivered as follows: Secretary, Silicon Valley Research, Inc., 6360 San Ignacio Avenue, San Jose, CA 95119.

SUMMARY OF THE PROVISIONS OF THE 1988 PLAN

          General. The 1988 Plan was adopted by the Board on May 16, 1988 and was approved by the Company's shareholders on August 23, 1988. As adopted, the 1988 Plan provided for the issuance of options to purchase up to 300,000 shares of Common Stock, plus any shares that were or that became available for issuance under the Company's 1984 Employee Stock Option Plan which expired in August 1989. Options to purchase 375,976 shares became available for issuance under the former 1984 Employee Stock Option Plan. An amendment to the 1988 Plan to increase by 320,000 the number of shares reserved for issuance thereunder and to make certain changes required by the California Department of Corporations was approved by the Board on March 22, 1993 and by the Company's shareholders on August 26, 1993. An amendment to the 1988 Plan to increase by 250,000 the number of shares reserved for issuance thereunder was approved by the Board on May 16, 1994 and by the Company's shareholders on September 8, 1994. An amendment to the 1988 Plan to increase by 500,000 the number of shares reserved for issuance thereunder was approved by the Board on July 24, 1995 and by the Company's shareholders on September 6, 1995. Accordingly, a total of 1,745,976 shares have been reserved for issuance under the 1988 Plan and as of July 24, 1996 there were approximately 24,951 shares available for issuance.

          On May 15, 1996, the Board amended the 1988 Plan, subject to shareholder approval, to (i) increase the number of shares authorized to be issued thereunder from 1,745,976 to 2,745,976. As of July 24, 1996, options to purchase 1,377,462 shares were outstanding under the 1988 Plan, with exercise prices ranging from $0.8750 to $8.8750, a weighted average exercise price of $4.1100, and expiration dates ranging from October 1, 1997 to July 23, 2006 and 68 persons were eligible to participate in the 1988 Plan.

          Eligibility. Options may be granted under the 1988 Plan to employees, officers, directors who are also employees, consultants, independent contractors and advisers of the Company, or of any parent, subsidary or affiliate of the Company. Options granted under the 1988 Plan may be incentive stock options ("ISOs") within the meaning of section 422(b) of the Code or non-qualified stock options ("NQSOs"); however, only employees (including officers and directors who are also employees) of the Company, or a parent or subsidary of the Company, may be granted ISOs. No person may be granted options under the 1988 Plan to purchase in excess of 250,000 shares in any fiscal year.

          Administration.   The 1988 Plan may be administered by the Board or by
a committee appointed by the Board. The Board or committee has discretion to select optionees and to establish the terms and conditions of each option, subject to the provisions of the 1988 Plan.

          Terms and Conditions of Options. Each option granted under the 1988 Plan is evidenced by a written stock option grant between the Company and the optionee, specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 1988 Plan. The exercise price of an option granted under the 1988 Plan must be at least 100% of the fair market value of the Company's Common Stock on the date of grant, except that for the grant of an option to a person holding 10% or more of the total combined voting power of all classes of stock of the Company or any parent or subsidary of the Company (a "10% Shareholder") the exercise price must be at least 110% of the fair market value of the Company's Common Stock on the date of grant. As of July 24, 1996, the closing price the Company's Common Stock was $5.1250.

          Options granted under the 1988 Plan will become exercisable and vested at such times as specified by the Board or committee. Generally, options granted under the 1988 Plan become exercisable as the underlying shares vest. Generally, 25% of the shares subject to an option vest one year after the date of grant and the remaining shares in equal monthly installments over the following three years, subject to the optionee's continued employment or service. The maximum term of options granted under the Option Plan is ten years (except in the case of an option granted to a 10% Shareholder, which must be exercised within five years of the date of grant). Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

          Upon the termination of employment of an optionee for any reason other than death or disability, the optionee's option may be exercised to the extent (and only to the extent) that it was exercisable by the optionee on the date of termination, within three months of the date of termination or such shorter period as specified in the stock option grant. If the termination is due to the death or disability of an optionee, this exercise period is extended to 12 months from the date of termination, or such shorter period as specified in the stock option grant. No option granted under the 1988 Plan is transferable by the optionee other than by will or under the laws of descent and distribution and each option is exercisable during the lifetime of the optionee only by the optionee.

FEDERAL INCOME TAX INFORMATION

          The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the 1988 Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Optionees should consult their own tax advisors prior to the exercise of any option and prior to the disposition of any shares of Common Stock acquired upon the exercise of an option.

          ISOs. The optionee will recognize no income upon the grant of an ISO and incur no tax on its exercise (unless the optionee is subject to the alternative minimum tax (the "AMT") described below). If the optionee holds the stock acquired upon exercise of an ISO (the "ISO Shares") for at least one year after the date the option was exercised and for at least two years after the date the option was granted, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon the disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

          If the optionee disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), the difference between the fair market value of the ISO Shares on the date of exercise and the option exercise price will be treated as ordinary income. Any gain in excess of that amount will be a capital gain, If a loss is recognized, there will be treated as ordinary income. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disposition of the shares should be deductible by the Company for federal income tax purposes.

          Alternative Minimum Tax. Generally, the difference between the fair market value of stock purchased by an exercise of an ISO (generally measured as of the date of exercise) and the amount paid for that stock upon exercise of an ISO is an adjustment to income for purposes of calculating the AMT (which is imposed only to the extent that it exceeds the taxpayer's regular tax). Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the AMT income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the AMT.

          NQSOs. An optionee will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO the optionee will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise (in most cases) and the optionee's purchase price. The included amount will be treated as ordinary income by the optionee and may be subject to income and employment tax withholding by the Company (either by payment in cash by the optionee or withholding from the optionee's salary) if the optionee is an employee or former employee. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. The Company will generally be entitled to a deduction to the extent that the optionee recognizes ordinary income upon the exercise of a NQSO and the Company satisfies any applicable withholding and reporting requirements.

PROPOSED AMENDMENT

          The amendment to the 1988 Plan, if approved by the required vote of the shareholders of the Company at the Meeting, will increase the number of shares of the Company's Common Stock that may be issued under the 1988 Plan from 1,745,976 to 2,745,976.

                       1993 EMPLOYEE STOCK PURCHASE PLAN

          Set forth below is a summary of the principal features of the Stock Purchase Plan which summary is qualified in its entirety be reference to the terms and conditions of the Stock Purchase Plan. The Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail, a copy of the Stock Purchase Plan. Any such request should be delivered as follows: Secretary, Silicon Valley Research, Inc., 6360 San Ignacio Avenue, San Jose, CA 95119.

          General. The Stock Purchase Plan was approved by the Company's shareholders on August 26, 1993. A total of 100,000 shares of Common Stock were reserved for issuance under the Stock Purchase Plan. An amendment to the Stock Purchase Plan to increase the number of shares of the Company's Common Stock available for issuance thereunder by 50,000 shares was approved by the Board on May 16, 1994 and by the Company's shareholders on September 8, 1994. On July 24, 1995 the Board approved an amendment to increase by 200,000 shares the number of shares available for issuance under the Stock Purchase Plan. The shareholders approved this amendment on September 6, 1995. The shareholders of the Company are being asked to approve an amendment to the Stock Purchase Plan to increase the number of shares of the Company's Common Stock available for issuance thereunder by 300,000 shares from a total of shares of 350,000 shares to a total of 650,000 shares. This amendment was approved by the Board on May 15, 1996, subject to shareholder approval. As of July 24, 1996, 171,554 shares had been issued pursuant to the Stock Purchase Plan and 70 employees were eligible to participate in the Stock Purchase Plan.

          Purpose. The purpose of the Stock Purchase Plan is to provide employees of the Company and subsidiaries, designated by the Board as eligible to participate in the Stock Purchase Plan, with a convenient means to acquire equity in the Company through payroll deductions, and to provide an incentive for continued employment.

          Administration. The Stock Purchase Plan is administered by the Board. The interpretation or construction by the Board of any provisions of the Stock Purchase Plan, or of any option granted under it, is final and binding on all participating employees.

          Eligibility. All employees of the Company, or any designated subsidary thereof, are eligible to participate in the Stock Purchase Plan except the following:

          (a) employees who are not employed by the Company on the 15th day of the month before the beginning of an Offering Period (as defined below);

          (b) employees who are customarily employed for fewer than 20 hours per week;

          (c) employees who are customarily employed for fewer than five months on a calendar year; and

          (d) employees who own or hold options to purchase or who, as a result of participation in the Stock Purchase Plan, would own stock, or hold options to purchase stock processing five percent or more of the total combined voting power or value of all classes of stock of the Company pursuant to section 424(d) of the Code.

          Offerings. Effective for the offering commencing on November 1, 1994, the Board amended the Stock Purchase Plan to provide that each offering a Common Stock under the Stock Purchase Plan is for a period of 24 months (an "Offering Period"), rather than 3 months. Offering

Periods are overlapping, with a new 24-month Offering Period beginning every three months. However, employees may participate in only one offering at a time. New Offering Periods will begin on each February 1, May 1, August 1 and November
1. Each Offering Period is comprised of eight consecutive three-month purchase periods ("Purchase Periods"), and shares are purchased on the last day of each Purchase Period ("Purchase Dates"). The Board may establish different Offerings Periods or Purchase Periods under the Stock Purchase Plan without shareholder approval.

          Participation. Participation in the Stock Purchase Plan is limited to eligible employees who authorize payroll deductions pursuant to the Stock Purchase Plan. Such payroll deductions must be at least 2% but may not exceed 10% of an employee's compensation for the pay period. The Board is authorized by the Stock Purchase Plan to change the limits on payroll deductions effective as of the commencement of a future Offering Period without shareholder approval. No interest is paid on amounts withheld from a participant's compensation under the Stock Purchase Plan. Once an employee becomes a participant in the Stock Purchase Plan, that employee will automatically participate in each successive offering until such time as that employee withdraws from the Stock Purchase Plan, or his or her employment ceases.

          Purchase of Shares. The purchase price per share at which the shares of the Company's Common Stock are sold in an offering will be equal to 85% of the lesser of the fair market value of the Common Stock on the first day of the Offering Period or on the Purchase Date. As of July 24, 1996, the closing price of the Company's Common Stock was $5.1250. If the fair market value of a share of the Company's Common Stock on a Purchase Date (other than the final Purchase Date of an Offering Period) is less than such fair market value on the first day of the Offering Period, then (unless a participant otherwise elects) all participants will automatically be withdrawn from that offering and enrolled in the new Offering Period.

          Subject to certain limitations, the number of shares of the Company's Common Stock a participant purchases in each Purchase Period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during the Purchase Period by the purchase price per share. Participants may not purchase shares of the Company's Common Stock having a fair market value exceeding $25,000 for each calendar year in which the participant participates in the Stock Purchase Plan (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased) or more than 1,000 shares of the Company's Common Stock in a single Purchase Period. Any cash not applied to the purchase of shares will be returned to the participant unless the amount of such cash is less than the amount necessary to purchase a whole share of Common Stock, in which case the Company may establish procedures to apply the remaining amount to a subsequent Offering Period or Purchase Period.


FEDERAL INCOME TAX INFORMATION

          The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participant in the Stock Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of the Stock Purchase Plan are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable.

          A participant recognizes no taxable income either as a result of enrolling in the Stock Purchase Plan or purchasing shares of the Company's Common Stock under the terms of the Stock Purchase Plan. If a participant disposes of shares purchased under the Stock Purchase Plan within two years from the first day of the applicable Offering Period or within one year from the Purchase Date (a "disqualifying disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be capital gain or loss. A capital gain or loss will be long-term if the participant's holding period is more than 12 months.

          If the participant disposes of shares purchased under the Stock Purchase Plan at least two years after the first day of the applicable Offering Period and at least one year after the date of purchase, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable Offering Period. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

          If the participant still owns the shares at the time of death, the lesser of the (i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the Offering Period in which the shares were purchased will constitute ordinary income in the year of death.

          The Company should be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition. In all other cases, no deduction is allowed to the Company.

PROPOSED AMENDMENT

          The amendment to the Stock Purchase Plan, if approved by the required vote of the shareholders at the Meeting, will increase the number of shares of the Company's Common Stock that may be issued under the Stock Purchase Plan from 350,000 to 650,000.

                       1990 DIRECTORS' STOCK OPTION PLAN

          Set forth below is a summary of the principal features of the Directors Plan, as amended, which summary is qualified in its entirety by reference to the terms and conditions of the Directors Plan. The Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail, a copy of the Directors Plan. Any such request should be delivered as follows: Secretary, Silicon Valley Research, Inc., 6360 San Ignacio Avenue, San Jose, CA 95119.

SUMMARY OF THE PROVISIONS OF THE PLAN AS AMENDED

          General. The Directors Plan was adopted by the Board on May 14, 1990 and was approved by the Company's shareholders July 10, 1990. A total of 75,000 shares of Common Stock have been reserved for issuance under the Directors Plan. To the extent that any outstanding option under the Directors Plan expires or terminates prior to exercise in full, the shares of Common Stock for which such option is not exercised become available for future grants under the Directors Plan. On January 23, 1995 and July 24, 1995, the Board adopted amendments, to
(i) increase the number of shares of the Company's Common Stock issuable under the Directors Plan from 75,000 to 125,000, (ii) eliminate the 12,500 share limit on the number of shares which may be granted to a director under the Directors Plan, (iii) provide for the automatic grant of options to non-employee directors of the Company as described below, and (iv) provide that options granted under the Directors Plan (including currently outstanding options) will become immediately exercisable and fully vested in the event of certain transfer of control transactions. The shareholders approved these amendments on September 6, 1995.

          Administration. The Directors Plan is administered by the Board or a duly appointed committee of the Board. However, under the Directors Plan, as amended, the Board or the committee has no discretion to select the non-employee directors of the Company who are granted options under the Directors Plan, to set the exercise price of such options, to determine the number of shares for which or the time at which particular options are granted or to establish the duration of such options. The Board or committee is authorized to interpret the Directors Plan and options granted under the Directors Plan, and all such determinations of the Board or committee will be final and binding on all persons having an interest in the Directors Plan or any option.

          Eligibility. The Directors Plan currently provides for the grant of options to directors of the Company or of any parent, subsidary or affiliate of the Company. As amended, the Directors Plan provides for the automatic grant of stock options (as discussed below) to directors of the Company who are not at the time of option grant employees of the Company or of any parent or subsidary corporation of the Company (the "Outside Directors"). As of July 24, 1996, options to purchase 89,500 shares were outstanding under the Directors Plan, with exercise prices ranging from $0.8750 to $8.2500, a weighted average exercise price of $3.8418, and expiration dates ranging from January 24, 2000 to April 1, 2006. As of July 24, 1996, five Outside Directors were eligible to participate in the Directors Plan.

          Automatic Grant of Options. In order to establish levels of automatic grants to attract and retain qualified Outside Directors to contribute to the long-term success of the Company, the Board amended the Directors Plan effective January 23, 1995 (the "Effective Date") to provide that each Outside Director who is initially elected or appointed to the Board after the Effective Date will automatically be granted an option to purchase 15,000 shares of the Company's Common Stock on the day immediately following such initial election or appointment; provided, however, that for Outside Directors who own 1% or more of the total combined voting power of the Company ("Investor Directors"), the option will be for 10,000 shares (the "Initial Option"). Subject to shareholder approval, the Board has amended the Directors Plan to provide that the size of the Initial Option for each Outside Director (who is not an Investor Director) elected after the date of this Meeting will be 20,000 shares. In addition, subject to shareholder approval, the Board has amended the Directors Plan to provide that each Outside Director (who is not an Investor Director) who received an Initial Option prior to June 20, 1996 will receive an additional grant of 5,000 shares pursuant to the Directors Plan, effective as of this Meeting, provided that he is serving as an Outside Director as of the date of this Meeting. To provide options of the same size to the Outside Directors serving on the Board on the Effective Date each Outside Director then holding office will automatically be granted an option to purchase 15,000 shares of the Company's Common Stock (10,000 shares for an Investor Director), less the number of shares subject to options granted to such Outside Director under the Directors Plan prior to the Effective Date. The Directors Plan also provides for the automatic grant of an option to purchase 1,500 shares of the Company's Common Stock to each Outside Director on April 1, 1995 and each anniversary thereof; provided, however, that the size of such option will be 1,000 shares for Investor Directors (the "Annual Option"). Subject to shareholder approval, the Board has amended the Directors Plan to provide that the size of the Annual Option for each Outside Director (who is not an Investor Director) granted after the date of this Meeting will be 3,000 shares. In addition, subject to shareholder approval, the Board has amended the Directors Plan to provide that each Outside Director (who is not an Investor Director) who received an Annual Option prior to June 20, 1996 will receive an additional grant of 1,500 shares pursuant to the Directors Plan, effective as of this Meeting, provided that he is serving as an Outside Director as of the date of this Meeting.

          Terms and Conditions of Options. The exercise price of any option granted under the Directors Plan must equal the fair market value, as determined pursuant to the Directors Plan, of a share of the Company's Common Stock on the date of grant. As of July 24, 1996, the closing price of the Company's Closing Stock was $5.1250. Each option granted under the Directors Plan is evidenced by a written agreement between the Company and the Outside Director specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Directors Plan. No option is exercisable after the expiration of 10 years after the date such option is granted, subject to earlier termination in the event the optionee ceases to be a director of the Company or in the event of a Transfer of Control of the Company, as discussed below. One-fourth of the shares subject to an option granted under the Directors Plan generally become vested and exercisable one year after the date of grant and the remaining shares vest in equal monthly installments over a three-year period thereafter.

          Shares subject to an option granted under the Directors Plan may be purchased for cash, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these. During the lifetime of the optionee, the option may be exercised only by the optionee or the optionee's guardian or legal representative. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

          Transfer of Control. A "Transfer of Control" will be deemed to occur upon any of the following events in which the shareholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor: (i) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company, (ii) a merger in which the Company is a party, or
(iii) the sale, exchange or transfer of all or substantially all of the assets of the Company. A Transfer of Control will also occur in the event of a liquidation or dissolution of the Company. In the event of a Transfer of Control of the Company, all shares subject to options outstanding under the Directors Plan will become immediately exercisable and fully vested as of the date 10 days prior to such event. In addition, the Board may arrange with the surviving, continuing, successor, or purchasing corporation or parent corporation thereof (the "Acquiring Corporation") to either assume outstanding options or substitute options for the Acquiring Corporation's stock for the outstanding options. Any options which are neither assumed or substituted for by the Acquiring Corporation nor exercised as of the date of the Transfer of Control will terminate effective as of such date.

          Termination or Amendment. All options must be granted, if at all, within 10 years from May 14, 1990, the date the Directors Plan was initially adopted by the Board. The Board or committee may terminate or amend the Directors Plan at any time, but, without shareholder approval, the Board may not amend the Directors Plan to increase the total number of shares of Common Stock reserved for issuance thereunder or expand the class of persons eligible to receive options.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTORS PLAN

          The federal income tax consequences of the options granted under the Directors Plan are the same as the federal income tax consequences described for nonqualified stock options granted pursuant to the Directors Plan set forth above.

PROPOSED AMENDMENTS

          The amendments to the Directors Plan, if approved by the required vote of the shareholders at the Meeting, will (i) increase the number of shares for the initial stock option grant to nonemployee directors who own less than 1% of the total combined voting power of the Company from 15,000 shares to 20,000,
(ii) increase the number of shares for the annual stock option grant to nonemployee directors who own less than 1% of the total combined voting power of the Company from 1,500 shares to 3,000, (iii) provide that each nonemployee director who owns less than 1% of the combined voting power of the Company and who received an initial stock option grant under the Directors Plan prior to June 20, 1996 and is serving as a director at the time of shareholder approval of these amendments, shall be granted an additional option to purchase 5,000 shares pursuant to the Directors Plan, and (iv) provide that each nonemployee director who owns less than 1% of the combined voting power of the Company, who received an annual stock option grant under the Directors Plan prior to June 20, 1996 and who is serving as a director at the time of shareholder approval of these proposed amendments shall be granted an additional option to purchase 1,500 shares pursuant to the Directors Plan.

                     SHAREHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

          Proposals of shareholders intended to be presented at the next Annual Meeting of the Shareholders of the Company must be received at the Company's principal office not later than January 31, 1997, and satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.


                                 OTHER BUSINESS

          The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the accompanying notice. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.

                                        By Order of the
                                        Board of Directors


                                        Robert R. Anderson
                                        Chairman


Dated August 8, 1996

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                            SILICON VALLEY RESEARCH
                        Annual Meeting of Shareholders
                        ______________________________
                       THIS PROXY IS SOLICITED ON BEHALF
                           OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert R. Anderson and Glenn E. Abood with full power of substitution, to vote all shares of Silicon Valley Research (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at our corporate headquarters, located at 6360 San Ignacio Avenue, San Jose, California 95119, on Thursday, September 19, 1996, at 3:00 p.m. Pacific Daylight Time, and at any adjournment thereof, hereby ratifying all that said proxy or his substitute may do by virtue hereof, and the undersigned authorizes and instructs said proxy to vote as follows:

           (Continued and to be dated and signed on the other side.)

A [X] Please mark your
      votes as in this
      sample.

                FOR   WITHHELD            Nominees:                                                              FOR AGAINST ABSTAIN
1. Election of  [_]     [_]                   Robert R. Anderson   2. TO APPROVE AN AMENDMENT TO THE COMPANY'S   [_]   [_]     [_]
   Directors                                  Glenn E. Abood          1988 STOCK OPTION PLAN THAT INCREASES THE
                                              John L. Doyle           NUMBER OF SHARES AUTHORIZED TO BE ISSUED
For all nominees except as noted below.       Benjamin Huberman       THEREUNDER FROM 1,745,976 TO 2,745,976.
                                              Yoshio Nishi
_______________________________________       Roy L. Rogers        3. TO APPROVE AN AMENDMENT TO THE COMPANY'S   [_]   [_]     [_]
                                              Thomas A. Sherby        1993 EMPLOYEE STOCK OPTION PLAN THAT
                                                                      INCREASES THE NUMBER OF SHARES AUTHORIZED
                                                                      TO BE ISSUED THEREUNDER FROM 350,000
                                                                      TO 650,000.

                                                                   4. TO APPROVE AMENDMENTS TO THE COMPANY'S     [_]   [_]     [_]
                                                                      DIRECTORS' STOCK OPTION PLAN, AS SET
                                                                      FORTH IN THE ACCOMPANYING PROXY
                                                                      STATEMENT.

                                                                   *NOTE* SUCH OTHER BUSINESS AS MAY PROPERLY
                                                                   COME BEFORE THE MEETING OR ANY ADJOURNMENT
                                                                   THEREOF.





__________________________   __________________________  Dated: _________, 1996
(Signature of Stockholder)   (Signature of Stockholder)

NOTE: Your signature should appear the same as your name appears herein. If signing as an attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.